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                                                                   EXHIBIT 10.56

                             AGREEMENT TO TERMINATE

      This Agreement is made and entered into as of April 21, 2004 ("Effective Date"), by and between Immersion Corporation, a corporation having a principal place of business at 801 Fox Lane, San Jose, CA ("Immersion"), and Robert Van Naarden, an individual residing at 514 Long Lane, Huntingdon Valley, PA 19006 ("Van Naarden").

      Whereas, the parties entered into an Independent Contractor Services Agreement as of July 1, 2003 ("Services Agreement"), the parties have now agreed to terminate the Services Agreement on the following terms and conditions:

The parties agree that the Services Agreement is terminated as of the Effective Date, it being agreed that any provisions in the Services Agreement regarding notice are waived by the parties.

The termination of the Services Agreement shall not affect any of the rights or obligations of either party to the Services Agreement accruing prior to the Effective Date.

Immersion agrees to pay Van Naarden the sum of Five Thousand Dollars ($5,000.00) as final payment for all services provided under the Services Agreement and prior to the Effective date, and Van Naarden agrees that Immersion shall owe him no additional payment for any services provided under the Services Agreement.

This Agreement constitutes the entire agreement between the parties relating to this subject matter and supersedes all prior or contemporaneous oral or written agreements concerning such subject matter.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

IMMERSION CORPORATION                              ROBERT VAN NAARDEN

By: /s/ Victor Viegas                              /s/ Robert Van Naarden
    --------------------                           ----------------------
Name: Victor Viegas

Title:   President & CEO